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                  [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


September 26, 1997


UTI Energy Corp.
16800 Greenspoint Park, Suite 225N
Houston, Texas 77060

Gentlemen:

         We have acted as counsel for UTI Energy Corp., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of 7,393,842 shares of the Company's common stock, $.001 par value (the "Shares"), to be offered upon the terms and subject to the conditions set forth in a proposed Underwriting Agreement to be entered into by and among the Company, Prudential Securities Incorporated, Lehman Brothers, Rauscher Pierce Refsnes, Inc. and Simmons & Company International, as representatives of the several underwriters to be listed therein, and the selling stockholders (the "Selling Stockholders") of the Company listed therein (the "Underwriting Agreement").

         In connection therewith, we have examined the Company's Registration Statement on Form S-3 covering the Shares (the "Registration Statement") filed with the Securities and Exchange Commission, originals or copies certified or otherwise identified to our satisfaction of the Restated Certificate of Incorporation of the Company, the amended By- laws of the Company, the corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

                 (i) The shares of Common Stock proposed to be offered by the Company have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be duly and validly issued, fully paid and nonassessable.
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UTI Energy Corp.
September 26, 1997
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                 (ii)     The shares of Common Stock proposed to be offered by
         the Selling Stockholders have been duly and validly authorized for issuance and are duly and validly issued, fully paid and nonassessable or in the case of Shares underlying options or warrants will be duly and validly issued, fully paid and nonassessable when exercised in accordance with the applicable warrant or option agreement.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Fulbright & Jaworski L.L.P.

                                        Fulbright & Jaworski L.L.P.